Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports Third Quarter and Nine Months Earnings for Fiscal 2023
Banana Segment Gross Margin Up 250 Basis Points and Avocados Turned Around With Net Sales Up 15% in the Third Quarter 2023

Gross Profit Margin for the Nine Months Up Over 100 Basis Points to 8.7% Driven by Majority of Product Offerings

Diluted Earnings Per Share for the Nine Months Increased 17% to $1.97 from $1.68 in the Prior-Year Period

Long-Term Debt Reduced by 26% to $401.0 million at End of the Third Quarter 2023 from $539.8 million at End of Fiscal Year 2022

Company Released its Annual Sustainability Report, Reaffirming Steadfast Commitment to Conserving the Planet

CORAL GABLES, FL. - November 1, 2023 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the third quarter and the nine months ended September 29, 2023.

“We delivered solid results for the first nine months of 2023 driven by higher gross margins, strong adjusted EBITDA and adjusted earnings per share growth compared with the same period last year. We also continued to return shareholder value by reducing our debt, improving efficiencies and continuing to deliver innovation-led, new-to-market products,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “Our recently published annual sustainability report outlines the progress we’ve made on our goals in various areas including shrinkage and waste — goals reached through initiatives we believe will lead to sustainable growth.”

Financial highlights for the third quarter 2023:

Net sales for the third quarter of 2023 were $1,003.1 million compared with $1,053.5 million in the prior-year period. The net sales variance was primarily driven by lower sales volume in the fresh and value-added product segment and a decrease in sales in the other products and services segment due to softened global demand in our third-party ocean freight business. Partially offsetting the net sales variance were higher selling prices of non-tropical fruit and fresh-cut fruit and higher volumes and per unit selling price of avocados.

Gross profit for the third quarter of 2023 was $74.4 million compared with $88.0 million in the prior-year period. Gross profit was impacted by lower sales volume across most products, a stronger Costa Rican colon and Mexican peso, and the inventory write-off and clean-up costs related to the flooding of a seasonal production facility in Greece due to heavy rainstorms, partially offset by lower distribution and ocean freight costs. Excluding the impact from the inventory write-off and clean-up costs related to the flooding, Adjusted gross profit(1) for the third quarter of 2023 was $82.8 million compared with $88.0 million in the prior-year period. There were no other product-related charges in the prior-year period.

Operating income for the third quarter of 2023 was $25.4 million compared with $51.0 million in the prior-year period. The variance in operating income was primarily due to lower gross profit, impairment charges due to low-yield banana farms in the Philippines, and the damage related to the floods in Greece. Excluding these items, Adjusted operating income(1) was $34.3 million compared with $41.2 million in the prior-year period.

(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

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Fresh Del Monte Produce Inc.

Adjusted operating income also excludes a $2.0 million gain on sale primarily related to the sale of a carrier vessel. In the prior-year period, Adjusted operating income excludes a $9.9 million one-time benefit related to a reduction in a North America environmental reserve.

FDP net income(2) for the third quarter of 2023 was $8.4 million compared with $33.3 million in the prior-year period and Adjusted FDP net income(1) was $17.2 million compared with $25.9 million in the prior-year period. Adjusted FDP net income for the third quarter of 2023 excludes the abovementioned other product-related charges, asset impairment and other charges, and gain on sale of assets, net of tax effect. In the prior-year period, Adjusted FDP net income excludes the abovementioned one-time benefit and a $2.4 million tax effect related to this adjustment.

Third Quarter 2023 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 29, 2023					September 30, 2022
Segment Data:	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$574.0	57%	$36.2	49%	6.3%	$599.8	57%	$55.1	62%	9.2%
Banana	384.7	38%	31.9	43%	8.3%	388.4	37%	22.6	26%	5.8%
Other products and services	44.4	5%	6.3	8%	14.2%	65.3	6%	10.3	12%	15.7%
	$1,003.1	100%	$74.4	100%	7.4%	$1,053.5	100%	$88.0	100%	8.3%

	Nine months ended
	September 29, 2023					September 30, 2022
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$1,895.0	57%	$145.3	50%	7.7%	$2,004.9	59%	$148.9	58%	7.4%
Banana	1,258.6	38%	125.7	44%	10.0%	1,216.1	36%	82.6	32%	6.8%
Other products and services	158.5	5%	17.2	6%	10.9%	181.4	5%	27.0	10%	14.9%
	$3,312.1	100%	$288.2	100%	8.7%	$3,402.4	100%	$258.5	100%	7.6%
(2) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.

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Fresh Del Monte Produce Inc.

Third Quarter 2023 Business Segment Performance
Fresh and Value-Added Products

Net sales for the third quarter of 2023 were $574.0 million compared with $599.8 million in the prior-year period, primarily a result of lower sales volumes of non-tropical fruit, pineapple, fresh-cut fruit, and fresh-cut vegetables as well as prepared foods, partially offset by higher per unit selling prices of non-tropical fruit, fresh- cut fruit and pineapple product categories combined with higher sales volume and selling price of avocados.
Gross profit for the third quarter of 2023 was $36.2 million compared with $55.1 million in the prior-year period. Gross profit variance was primarily due to higher production and procurement costs of most products, partially due to a stronger Costa Rican colon and Mexican peso along with, lower net sales volume, partially offset by higher selling prices and lower ocean freight costs.

Gross profit for the third quarter of 2023 included $8.4 million of other product-related charges comprised primarily of inventory write-off and clean-up costs tied to the flooding of a seasonal production facility in Greece due to heavy rainstorms. There were no other product-related charges in the third quarter of 2022. As a result of these factors, gross margin decreased to 6.3% compared with 9.2% in the prior-year period.

Banana

Net sales for the third quarter of 2023 were $384.7 million compared with $388.4 million in the prior-year period, primarily as a result of lower selling prices and sales volume in North America mostly offset by higher sales volume and per unit selling prices in Europe.

Gross profit for the third quarter of 2023 was $31.9 million compared with $22.6 million in the prior-year period. The increase in gross profit was due to lower distribution, ocean freight, and product costs partially offset by a stronger Costa Rican colon. Gross margin increased to 8.3% compared with 5.8% in the prior-year period.

Other Products and Services

Net sales for the third quarter of 2023 were $44.4 million compared with $65.3 million in the prior-year period primarily a result of lower net sales of third-party freight services due to softened global demand.

Gross profit for the third quarter of 2023 was $6.3 million compared with $10.3 million in the prior-year period as a result of lower third-party ocean freight net sales. Gross margin was 14.2% compared with 15.7% in the prior-year period.

Cash Flows

Net cash provided by operating activities for the first nine months of 2023 was $180.1 million compared with $105.7 million in the prior-year period. The increase was primarily attributable to lower working capital, mainly related to lower levels of raw materials and packaging supplies inventory combined with higher net income.

Total Long Term Debt

Total long-term debt remained sequentially relatively flat at $401.0 million at the end of the third quarter of 2023 from $400.5 million at the end of the second quarter of 2023 and decreased by approximately 26% from $539.8 million at the end of fiscal year 2022.

Quarterly Cash Dividend

On October 31, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.20 per share, payable on December 8, 2023 to shareholders of record on November 15, 2023.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Statement of Operations:	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Net sales	$1,003.1	$1,053.5	$3,312.1	$3,402.4
Cost of products sold	920.3	965.5	3,013.7	3,143.9
Other product-related charges	8.4	—	10.2	—
Gross profit	74.4	88.0	288.2	258.5
Selling, general and administrative expenses	48.1	46.8	142.6	139.3
Gain (loss) on disposal of property, plant and equipment, net and subsidiary	1.6	—	35.8	(2.2)
Asset impairment and other charges (credits), net	2.5	(9.8)	9.5	(8.1)
Operating income	25.4	51.0	171.9	125.1
Interest expense	6.0	6.2	20.5	17.3
Interest income	0.6	0.2	1.1	0.2
Other expense, net	7.1	9.1	22.7	15.7
Income before income taxes	12.9	35.9	129.8	92.3
Income tax provision	4.1	3.3	24.9	13.9
Net income	$8.8	$32.6	$104.9	$78.4
Less: Net income (loss) attributable to redeemable and noncontrolling interests	0.4	(0.7)	9.8	(1.9)
Net income attributable to Fresh Del Monte Produce Inc.	$8.4	$33.3	$95.1	$80.3
Earnings per share(1):
Basic	$0.17	$0.70	$1.98	$1.68
Diluted	$0.17	$0.69	$1.97	$1.68
Dividends declared per ordinary share	$0.20	$0.15	$0.55	$0.45
Weighted average number of ordinary shares:
Basic	48,121,978	47,835,057	48,015,874	47,775,312
Diluted	48,261,757	47,984,075	48,209,443	47,909,161
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 29, 2023	December 30, 2022
Assets
Current assets:
Cash and cash equivalents	$77.9	$17.2
Trade accounts receivable, net	372.2	373.5
Other accounts receivable, net	92.0	91.0
Inventories, net	587.2	669.0
Assets held for sale	1.9	67.3
Prepaid expenses and other current assets	34.2	23.4
Total current assets	1,165.4	1,241.4

Investment in and advances to unconsolidated companies	22.3	18.0
Property, plant and equipment, net	1,275.6	1,309.5
Operating lease right-of-use assets	218.4	213.8
Goodwill	423.0	422.9
Intangible assets, net	130.2	135.0
Deferred income taxes	48.7	47.4
Other noncurrent assets	65.0	70.9
Total assets	$3,348.6	$3,458.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$494.4	$549.9
Current maturities of debt and finance leases	1.4	1.3
Current maturities of operating leases	52.8	41.6
Other current liabilities	29.1	14.2
Total current liabilities	577.7	607.0

Long-term debt and finance leases	407.2	547.1
Retirement benefits	83.9	82.4
Deferred income taxes	66.6	71.6
Operating leases, less current maturities	141.2	147.3
Other noncurrent liabilities	25.2	28.5
Total liabilities	1,301.8	1,483.9
Commitments and contingencies
Redeemable noncontrolling interest	—	49.4
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	598.8	548.1
Retained earnings	1,465.8	1,397.6
Accumulated other comprehensive loss	(34.8)	(41.5)
Total Fresh Del Monte Produce Inc. shareholders' equity	2,030.3	1,904.7
Noncontrolling interests	16.5	20.9
Total shareholders' equity	2,046.8	1,925.6
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,348.6	$3,458.9

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 29, 2023	September 30, 2022
Operating activities:
Net income	$104.9	$78.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64.9	70.2
Amortization of debt issuance costs	0.4	0.5
Asset impairments	8.1	0.2
Share-based compensation expense	7.6	4.9
Change in uncertain tax positions	0.5	0.4
Deferred income taxes	(5.0)	0.8
(Gain) loss on disposal of property, plant and equipment and subsidiary	(35.8)	2.2
Adjustment of Kunia Well Site accrual	—	(9.9)
Other, net	(0.5)	0.7
Changes in operating assets and liabilities:
Receivables	(7.1)	(24.1)
Inventories	74.7	(32.5)
Prepaid expenses and other current assets	(3.4)	(2.2)
Accounts payable and accrued expenses	(33.8)	16.7
Other assets and liabilities	4.6	(0.6)
Net cash provided by operating activities	180.1	105.7

Investing activities:
Capital expenditures	(40.7)	(35.8)
Proceeds from sales of property, plant and equipment and subsidiary	115.5	7.6
Cash paid from settlement of derivatives not designated as hedges	—	(0.2)
Investments in unconsolidated companies	(4.4)	(9.3)
Other investing activities	(0.5)	0.1
Net cash provided by (used in) investing activities	69.9	(37.6)

Financing activities:
Proceeds from debt	383.2	657.6
Payments on debt	(522.0)	(690.6)
Purchase of redeemable noncontrolling interest	(5.2)	—
Distributions to noncontrolling interests	(17.9)	(0.9)
Share-based awards settled in cash for taxes	(0.8)	(1.6)
Dividends paid	(26.4)	(21.5)
Other financing activities	(2.1)	—
Net cash used in financing activities	(191.2)	(57.0)
Effect of exchange rate changes on cash	1.9	0.7
Net increase (decrease) in cash and cash equivalents	60.7	11.8
Cash and cash equivalents, beginning	17.2	16.1
Cash and cash equivalents, ending	$77.9	$27.9

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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and subsidiary, and other product-related charges. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, and Adjusted diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.

This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted gross profit, Adjusted operating income, Adjusted FDP net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	September 29, 2023				September 30, 2022
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$74.4	$25.4	$8.4	$0.17	$88.0	$51.0	$33.3	$0.69
Adjustments:
Other product-related charges (1)	8.4	8.4	8.4	0.17	—	—	—	—
Asset impairment and other charges (credits), net (2)	—	2.5	2.5	0.05	—	(9.8)	(9.8)	(0.20)
(Gain) on disposal of property, plant and equipment, net and subsidiary (3)	—	(2.0)	(2.0)	(0.04)	—	—	—	—
Tax effects of all adjustments (5)	—	—	(0.1)	—	—	—	2.4	0.05
As adjusted	$82.8	$34.3	$17.2	$0.35	$88.0	$41.2	$25.9	$0.54

	Nine months ended
	September 29, 2023				September 30, 2022
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$288.2	$171.9	$95.1	$1.97	$258.5	$125.1	$80.3	$1.68
Adjustments:
Other product-related charges (1)	10.2	10.2	10.2	0.21	—	—	—	—
Asset impairment and other charges (credits), net (2)	—	9.5	9.5	0.20	—	(8.1)	(8.1)	(0.17)
(Gain) on disposal of property, plant and equipment, net and subsidiary (3)	—	(38.3)	(38.3)	(0.79)	—	(2.0)	(2.0)	(0.04)
Other adjustments (4)	—	—	7.6	0.16	—	—	—	—
Tax effects of all adjustments (5)	—	—	5.9	0.12	—	—	2.6	0.05
As adjusted	$298.4	$153.3	$90.0	$1.87	$258.5	$115.0	$72.8	$1.52

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 29, 2023			September 30, 2022
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$36.2	$31.9	$6.3	$55.1	$22.6	$10.3
Adjustments:
Other product-related charges (1)	8.4	—	—	—	—	—
Adjusted Gross profit	$44.6	$31.9	$6.3	$55.1	$22.6	$10.3

Net Sales	$574.0	$384.7	$44.4	$599.8	$388.4	$65.3
Gross margin (a)	6.3%	8.3%	14.2%	9.2%	5.8%	15.7%
Adjusted Gross margin (b)	7.8%	8.3%	14.2%	9.2%	5.8%	15.7%

	Nine months ended
	September 29, 2023			September 30, 2022
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$145.3	$125.7	$17.2	$148.9	$82.6	$27.0
Adjustments:
Other product-related charges (1)	10.1	0.1	—	—	—	—
Adjusted Gross profit	$155.4	$125.8	$17.2	$148.9	$82.6	$27.0

Net Sales	$1,895.0	$1,258.6	$158.5	$2,004.9	$1,216.1	$181.4
Gross margin (a)	7.7%	10.0%	10.9%	7.4%	6.8%	14.9%
Adjusted Gross margin (b)	8.2%	10.0%	10.9%	7.4%	6.8%	14.9%
(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted Gross profit as a percentage of net sales.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended
	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Net income attributable to Fresh Del Monte Produce Inc.	$8.4	$33.3	$95.1	$80.3
Interest expense, net	5.4	6.0	19.4	17.1
Income tax provision	4.1	3.3	24.9	13.9
Depreciation & amortization	21.2	22.9	64.9	70.2
Share-based compensation expense	2.4	2.1	7.6	4.9
EBITDA	$41.5	$67.6	$211.9	$186.4

Adjustments:
Other product-related charges (1)	8.4	—	10.2	—
Asset impairment and other charges (credits), net (2)	2.5	(9.8)	9.5	(8.1)
(Gain) on disposal of property, plant and equipment, net and subsidiary (3)	(2.0)	—	(38.3)	(2.0)
Other adjustments (4)	—	—	7.6	—
Adjusted EBITDA	$50.4	$57.8	$200.9	$176.3

Net sales	$1,003.1	$1,053.5	$3,312.1	$3,402.4
Net income margin (a)	0.8%	3.2%	2.9%	2.4%
(a) Calculated as Net income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
EBITDA margin (b)	4.1%	6.4%	6.4%	5.5%
(b) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (c)	5.0%	5.5%	6.1%	5.2%
(c) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the quarter ended September 29, 2023, primarily consisted of an inventory write-off and clean-up costs of $8.4 million due to severe flooding caused by heavy rainstorms in Greece that impacted a seasonal production facility. For the nine months ended September 29, 2023, other product-related charges also included inventory write-offs of $1.8 million, which were primarily related to the sale of two distribution centers in Saudi Arabia.

(2)For the quarter ended September 29, 2023, asset impairment and other charges (credits), net primarily consisted of impairment charges related to low-yielding banana farms in the Philippines of $3.7 million, property, plant and equipment damage of $0.9 million due to severe flooding caused by heavy rainstorms in Greece, and impairment of right-of-use asset in South America of $0.7 million, partially offset by insurance reimbursement and other credits of $2.8 million in connection with a cybersecurity incident, which occurred during early 2023. Asset impairment and other charges (credits), net for the nine months ended September 29, 2023, also included impairment charges due to low productivity grape vines in South America, idle land in Central America, and expenses incurred in connection with a cybersecurity incident which occurred during early 2023. The cybersecurity incident temporarily impacted certain of the Company's operational and information technology systems and resulted in incremental costs primarily related to the engagement of specialized legal counsel and other incident response advisors. The Company's critical operational data and business systems were promptly recovered and accordingly, the incident did not have a material impact on the Company's financial results for the nine months ended September 29, 2023, and is not expected to have a material impact on future quarters. For the quarter ended September 30, 2022, asset impairment and other charges (credits), net primarily consisted of a $(9.9) million adjustment to the Company's environmental liability related to Kunia Well Site (refer to the Form 10-Q for the quarter ended September 30, 2022 for further information on this matter). For the nine months ended September 30, 2022, asset impairment and other charges (credits), net also included severance expense in connection with (i) the departure of the Company's former President and Chief Operating Officer and (ii) the planned exit from a European facility.

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(3)Gain on disposal of property, plant and equipment, net and subsidiary for the quarter ended September 29, 2023, primarily consisted of a gain of $2.4 million related to the sale of a carrier vessel, partially offset by the loss of $0.4 million related to disposals of a farm in the Philippines and a plantation in Costa Rica. For the nine months ended September 29, 2023, gain on disposal of property, plant and equipment, net and subsidiary also included a $20.5 million gain on the sale of two distribution centers and related assets in Saudi Arabia, a $7.0 million gain on the sale of an idle facility in North America, a $3.8 million gain on the sale of the Company's plastics business subsidiary in South America and gains on the sales of land assets in South and Central America. For the nine months ended September 30, 2022, gain on disposal of property, plant and equipment, net and subsidiary primarily related to a $1.4 million gain on the sale of vacant land in Mexico.

(4)Other adjustments for the nine months ended September 29, 2023, primarily related to the portions of the gain on disposal of property, plant and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests.
(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such adjustments were incurred, except for those items which are non-taxable for which the tax provision was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the third quarter 2023 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the Mann™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2023, for the second consecutive year, Fresh Del Monte Produce was ranked as one of "America's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including the Company’s (a) commitment to asset optimization, strategic partnerships and product innovations and the impact on the Company’s results of operations, as well as its ability to improve efficiencies and lower debt; (b) anticipated demand for the Company’s core products; (c) ability to launch a new pineapple variety; (d) leveraging technologies to improve grower and supply-related efficiencies; (e) continued focus on innovation and value-added products; (f) strategies and goals for industry innovation, including becoming a technology-driven, sustainable company; (g) changes to, or launches of, new product lines, partnerships or programs and the ability to expand into other markets; (h) impact of inflation and foreign exchange rates on the Company’s results; (i) expectations regarding the performance and demand of the Company’s inland logistics solution. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) macroeconomic factors, including inflation, interest rates and foreign exchange rates; (ii) the Company’s ability to leverage technologies to introducing new products and enhance process, including its ability to successfully bring the new pineapple variety to market, (iii) trends and other factors affecting consumer preferences, including whether consumers are receptive to the ideas and innovations made by the Company, (iv) the ability of the new rebranding of the Company’s inland logistics solution to

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Fresh Del Monte Produce Inc.

drive financial growth s, (v) ability to identify opportunities to leverage our experience in smart farming, sustainability and marketing to enhance shareholder value and (v) other factors outside the Company’s control that impact its and other growers’ crop quality and yields. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Monica Vicente
Senior Vice President, Chief Financial Officer
305-520-8433
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